Exhibit 5.1
April 19, 2010
Popular, Inc.
209 Muñoz Rivera Avenue
San Juan, PR 00918
     In connection with the registration under the Securities Act of 1933, as amended (the “Act”), by Popular, Inc., a Puerto Rico corporation (the “Company”), of (1) 46,000,000 depositary shares, each representing 1/40th of a share of the Company’s Contingent Convertible Perpetual Non-Cumulative Preferred Stock, Series D (the “Preferred Stock”), no par value per share, (2) the shares of Preferred Stock represented by such Depositary Shares, and (3) the shares of common stock, par value $0.01 per share, of the Company initially issuable upon conversion of the Preferred Stock (the “Shares”), in each case registered under the Act pursuant to the Company’s Registration Statement on Form S-3 (File No. 333-159960) filed with the Securities and Exchange Commission (the “Registration Statement”), we, as your special Puerto Rico counsel have examined such documents, corporate records and other instruments, and such questions of law, as we have deemed necessary or appropriate for the purposes of this opinion.
     Upon the basis of such examination, we are of the opinion that the shares of the Preferred Stock represented by the Depositary Shares have been duly authorized and validly issued, fully-paid and nonassessable and the Shares, will, upon receipt of the approval by the Company’s stockholders of an amendment to the Company’s certificate of incorporation to increase the number of authorized shares of common stock, have been duly authorized and when issued, upon conversion of the shares of Preferred Stock represented by the Depositary Shares, will be validly issued, fully paid and nonassessable.

Popular, Inc.
April 19, 2010

     We are members of the Bar of the Commonwealth of Puerto Rico and do not purport to be experts in, or to render any opinions with respect to, the laws of any state or jurisdiction other than the laws of the Commonwealth of Puerto Rico and the Federal laws of the United States of America.
     We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K dated the date hereof and to the reference to us under the heading “Validly of Preferred Stock and Depositary Shares” in the Prospectus Supplement dated April 13, 2010 related to the offer and sale of the Preferred Stock. In giving the foregoing consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.
Very truly yours,

/s/  Pietrantoni Méndez & Alvarez LLP